Exhibit 99.1

BROOKDALE SENIOR LIVING

Brookdale Reports December 2023 Occupancy

Nashville, Tenn., January 9, 2024 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for December 2023.



Brookdale's Consolidated Occupancy
Wtd. Avg.
4Q 2023 78.4%
3Q 2023 77.6%
2Q 2023 76.5%
1Q 2023 76.3%
4Q 2022 77.1%
3Q 2022 76.4%
2Q 2022 74.6%
1Q 2022 73.4%
4Q 2021 73.5%
3Q 2021 72.5%
2Q 2021 70.5%
1Q 2021 69.6%
80%
75%
70%
Dec 2022
Jan 2023
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Average for Month
Month end

	2022	2023											
Occupancy	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Wtd. avg.	77.0%	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%	78.4%	78.3%
Month end	78.1%	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%	79.6%	79.3%

December 2023 Observations:

- Fourth quarter 2023 weighted average occupancy increased 80 basis points compared to the third quarter 2023 to 78.4%.
- Achieved twenty-six consecutive months of year-over-year weighted average occupancy growth.
- December's weighted average occupancy increased 130 basis points year-over-year, and grew nearly 900 basis points since the start of the recovery in March 2021.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the nation's premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company's expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 652 communities in 41 states as of December 31, 2023, with the ability to serve approximatley 59,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube.

Jessica Hazel, VP Investor Relations • 615-564-8104 • email: Jessica.hazel@brookdale.com